Exhibit 10.18

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT TO MANAGEMENT AGREEMENT (“Amendment”) dated as of November 22, 2019 by and between Criteo S.A., Criteo Corp. and Megan Clarken (“Executive” and, together with Criteo S.A. and Criteo Corp., the “Parties”).

WHEREAS, Executive and Criteo S.A. have entered into that certain management agreement by and between Executive and Criteo S.A., dated October 2, 2019 (the “Agreement”), which sets forth the terms and conditions of Executive’s office as Chief Executive Officer (directeur général) of Criteo S.A.;

WHEREAS, the Agreement may be amended by a written agreement between the Executive and Criteo S.A.;

WHEREAS, Executive shall be appointed as Chief Executive Officer of Criteo Corp., a wholly- owned subsidiary of Criteo S.A., and will be employed by Criteo Corp. on terms and conditions set forth in a management agreement by and between Executive and Criteo Corp. (the “Criteo Corp. Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, the Parties each desire to establish that no remuneration will be paid to Executive in respect of Executive’s office as Chief Executive Officer (directeur général) of Criteo S.A., and that all remuneration paid to Executive shall be in respect of Executive’s employment with and service to Criteo Corp. as its Chief Executive Officer, pursuant to the Criteo Corp. Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, Executive’s employment by Criteo Corp., the compensation to be paid Executive while employed by Criteo Corp., and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	No remuneration described in the Agreement shall be paid to Executive by Criteo S.A. or in respect of Executive’s office as Chief Executive Officer (directeur général) of Criteo S.A.

2.
All entitlements to the remuneration of Executive shall be the obligation of, and be paid by, Criteo Corp. in respect of Executive’s employment with Criteo Corp. as its Chief Executive Officer in accordance with the terms and conditions set forth in the Criteo Corp. Agreement.

3.	The provisions of Section 1.1 of the Agreement shall remain in full force and effect.

4.
In the event Executive is expatriated to France, and subject to the obtaining of the relevant permit required under French laws and regulations, Executive may benefit from additional benefits as set forth in Exhibit B.

5.	Except as set forth herein, the provisions of the Agreement shall no longer be in effect.

6.
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

[Signature page follows]

CRITEO S.A.

By: /s/ Jean-Baptiste Rudelle
Printed Name: Jean-Baptiste Rudelle
Title: Chairman of the Board

CRITEO CORP.

By: /s/ Ryan Damon
Printed Name: Ryan Damon
Title: General Counsel

EXECUTIVE

By: /s/ Megan Clarken
Megan Clarken

EXHIBIT A

3
November 22, 2019

Megan Clarken
387 Park Avenue South New York, NY 10036

Re: Management Agreement

Dear Megan:

This management agreement (this “Agreement”) sets forth the terms and conditions of your employment with Criteo Corp. (“Company”) as Chief Executive Officer of Company, effective as of your start date with Company (the “Effective Date”). Your start date, as mutually agreed between you and Company, shall be November 25, 2019. Should you accept this Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, you (hereinafter referred to as “Executive”) and Company hereby agree as follows:

1.	Duties and Position; Standard of Conduct.

1.Duties and Position. Executive shall serve in the position of Chief Executive Officer of Company. Executive shall perform duties that are commensurate with the position of Chief Executive Officer. Executive shall devote all of her working time, skill and attention to her role at Company, together with any parent companies, affiliates and subsidiaries, the “Group Companies,” and will act in the best interests of Company and all Group Companies at all times.

2.	Standard of Conduct. As Chief Executive Officer of Company, Executive shall
(a) carry out Executive’s duties, as directed by the Criteo S.A., the solely shareholder of the Company, as represented by the Board of Directors of Criteo S.A. (the “Board”), in a diligent, competent, faithful and professional manner; (b) work with other officers and employees of Company and the Group Companies in a competent and professional manner; (c) generally promote the interests of the Group Companies; and
(d) at all times comply with any written codes, policies, procedures and rules of Company.

2.Work Location. Executive’s principal place of work shall be New York, NY or such other location as the parties may agree upon from time to time including Paris, France, subject to travel in connection with Executive’s duties as Chief Executive Officer of Company as reasonably required.

3.Recoupment. Bonus, and other incentive and equity compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of such policy of recoupment or claw back of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or desirable, including for the purpose of complying with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any such Act (any such policy, the “Claw Back Policy”). The terms and conditions of the Claw Back Policy, including any changes to the Claw Back Policy put in place after the date of this Agreement, are hereby incorporated by reference into this Agreement.

4.At-Will Service. Executive’s employment as Chief Executive Officer of Company is “at- will,” meaning that either Executive or the Board may terminate Executive’s employment with Company at any time and for any reason, with or without Cause (the date of any termination, the “Termination Date”), subject to the provisions regarding termination set forth below in Section 8.

5.	Compensation.

1.Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a salary at the annual rate equal to $650,000 per annum (the “Base Salary”), payable in equal monthly installments and in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security, social contributions, and all other applicable taxes and authorized payroll deductions. Executive’s Base Salary will be reviewed by the Board on no less than an annual basis and may be increased (but not decreased) in the Board’s sole discretion.

2.	Equity.

(a)Generally. Subject to approval by the Board, Executive from time to time may be granted various forms of equity awards of, or related to, Criteo S.A.’s common stock (the “Equity Awards”), including the specific Equity Awards specified in Section 5.2(b). The Equity Awards will be subject to the terms and conditions of the Criteo S.A. 2016 Stock Option Plan, Criteo S.A. 2015 Time-Based Free Share Plan (the “RSU Plan”), Criteo S.A. 2015 Performance-Based Free Share Plan (the “PSU Plan”), or any other subsequent equity plan approved in the future by the Board and, if applicable, Criteo S.A.’s stockholders, as designated by the Board (the “Plan” or “Plans”). The Equity Awards will also be subject to the terms and conditions contained in the applicable forms of award agreement adopted by the Board and shall include certain vesting provisions described in this Agreement.

(b)Initial Equity Award Grant. As soon as reasonably practicable following the Effective Date, and subject to the review and discretion of the Compensation Committee of the Board and the Board, Executive will receive a grant of (i) time-based restricted stock units (“RSUs”) with a grant date fair market value equal to $2,500,000, as determined in the Board’s discretion and (ii) stock options (“OSAs”) with a grant date fair market value equal to $2,500,000, as determined in the Board’s discretion. In the event that the RSUs and OSAs described in this Section 5.2(b) are not granted within forty-five days following the Effective Date, then such failure to issue will constitute Good Reason.

3.Incentive Compensation. Executive will be eligible to earn an annual performance-based bonus under the Criteo Executive Bonus Plan (the “Bonus”), with a target annual bonus opportunity equal to 100% of Base Salary (the “Target Bonus”) and a maximum annual bonus opportunity equal to 200% of Target Bonus. Target incentives do not constitute a promise of payment. Executive’s actual Bonus payout will depend on the Group Companies’ financial performance and the Board’s assessment of Executive’s group or individual performance consistent with the performance criteria set by the Board at its discretion from time to time, the achievement of which the Board or its designated committee will determine in its sole discretion at the appropriate times; provided that, Executive’s Bonus payout with respect to Company’s 2019 fiscal year shall be no less than the Target Bonus, prorated for the period of such year following the Effective Date. Unless otherwise provided herein, the payment of any Bonus pursuant to this Section 5.3 shall be made in accordance with the

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normal payroll practices of Company, less required deductions for state and federal withholding tax, social security, and all other applicable taxes and authorized payroll deductions, on an annual basis upon calculation of Executive’s actual achievement, as determined by the Board in its sole discretion (but in no event later than March 15th of the calendar year immediately following the year with respect to which the Bonus is earned). At any time, the Board may change, at its sole discretion, the way the Bonus is structured, calculated and paid. The Board will review Executive’s Target Bonus periodically, and in its sole discretion, consider any increases or adjustments (including as to structure) it deems appropriate at that time. Except as expressly provided in

Section 8, in order to be eligible for any Bonus, Executive must be actively employed with, and not have given or received notice of termination of Executive’s employment prior to, the time of the payment of such Bonus. Executive hereby acknowledges and agrees that payment of a Bonus in any year or years does not in any way guarantee payment of a Bonus in any other year or years.

4.Performance and Salary Review. The Board will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion (subject to the terms of this Agreement, including, but not limited to, Section 5.1).

5.Sign-On Bonus. Executive will receive a sign-on bonus equal to $300,000 (the “Sign-On Bonus”), less required deductions for state and federal withholding tax, social security, social contributions, and all other applicable taxes and authorized payroll deductions, to be paid on the first regularly scheduled payroll date following the Effective Date. Executive hereby agrees to repay to Company the Sign-On Bonus in the event of (a) Executive’s voluntary resignation other than for Good Reason or (b) the termination of Executive’s office by Company for Cause, in either case, during the 12- month period immediately following the Effective Date.

6.Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Executive will be eligible to accrue twenty (20) vacation days per calendar year. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during the term of Executive’s employment under this Agreement, Executive (and her spouse and eligible dependents where applicable) shall be entitled to receive all benefits generally available to other officers of Company, when and as Executive becomes eligible therefore, including, without limitation, group health, life and disability insurance and participation in the 401(k) plan, in each case, offered by Company or the Group Companies, to the extent permissible under the applicable plans.

7.Business Expenses. Executive will be reimbursed for all reasonable and actual, out-of- pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and
(c) not be subject to liquidation or exchange for another benefit.

8.	Termination of Executive’s Employment.

1.Termination for Cause.    Company may terminate Executive’s employment immediately at any time for Cause (as defined below). In the event that Executive’s employment is

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terminated in accordance with this Section 8.1, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of the Termination Date, together with any amounts to which Executive is entitled pursuant to Section 6 and Section 7 of this Agreement (“Accrued Rights”). All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished upon such termination for Cause. Executive shall not be entitled to receive the Severance Benefits described in Sections 8.2 or 9 below.

2.Involuntary Termination. In the event of any Involuntary Termination, Executive shall be entitled to receive Executive’s Accrued Rights. In addition, subject to Section 8.7, Company shall provide

Executive with the following severance payments and benefits (the “Severance Benefits”), and all other Company obligations to Executive pursuant to this Agreement (other than obligations to which Executive is otherwise entitled under the terms of this Agreement, including payments earned but not paid or delivered) shall be automatically terminated and completely extinguished upon such Involuntary Termination:

(a)Salary-Based and Bonus-Based Severance. Executive shall receive, on the sixtieth (60th) day following the Termination Date, a lump sum cash amount (less all applicable withholdings) equal to the sum of (i) the product of (x) twelve (12) and (y) Executive’s monthly Base Salary rate as then in effect (without giving effect to any reduction in Base Salary amounting to Good Reason), (ii) an amount equal to Executive’s annual Bonus pursuant to Section 5.3 of this Agreement for the calendar year during which the termination occurs, calculated based on the Bonus that would be paid to Executive if her office had not terminated and if all performance-based milestones were achieved at the 100% level by both Company and Executive, and (iii) all Bonus amounts earned for completed performance periods prior to the Termination Date but which otherwise remain unpaid as of the Termination Date (notwithstanding any requirement to remain in service through the payment date).

(b)Continued Healthcare. Executive shall receive, on the sixtieth (60th) day following the Termination Date, a lump sum cash amount (less all applicable withholdings) equal to, subject to Executive’s timely election to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar statute (“COBRA”), the cost of COBRA premiums for coverage for Executive and Executive’s covered dependents under Company’s group health insurance plans in the United States for the period commencing on the first day of the month immediately following the Termination Date and ending on earlier of (x) the first anniversary of the Termination Date and (y) the first date on which Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another company’s or employer’s plan(s).

(c)	Continuation of Vesting.

(i)Notwithstanding anything to the contrary in the applicable Plan, continued vesting of outstanding unvested OSAs, outstanding unvested RSUs and outstanding unvested performance-based restricted stock units (“PSUs”) as if Executive remained employed with Company for twelve (12) months following the Termination Date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the Board in its reasonable discretion), provided Executive has complied with all aspects of this Agreement including the execution and non-revocation of the Release; provided that, in all instances, the free shares relating to any RSUs and PSUs that become vested during the twelve (12) months following the Termination Date pursuant to this Section 8.2(c)(i) shall be delivered to Executive at the time(s) set forth in the applicable award agreement evidencing such RSUs and PSUs.

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(ii)Executive acknowledges and agrees that any RSUs or PSUs that may become vested pursuant to the terms of Section 8.2(c)(i) will be subject to a holding period until the second anniversary of the date of grant of the applicable Equity Award, as required by French law and the terms of the RSU Plan and the PSU Plan, as applicable, and that the free shares relating to such vested RSUs or PSUs will be definitively acquired by Executive no earlier than the expiration of the required holding period.

(iii)Notwithstanding anything to the contrary in the applicable Stock Option Plan (or any successor plan thereto), Executive’s vested OSAs that become vested pursuant to Section 8.2(c)(i) shall remain exercisable by Executive for the 12-month period following the Termination Date, but in no event later than the original expiration date of such OSA. In this connection, to the extent that this provision applies to any award of OSAs that are intended to be treated as “incentive stock options,” Executive acknowledges and agrees that any such OSAs that are affected by this Section 8.2(c) shall be treated as nonqualified OSAs.

(iv)The award agreements pursuant to which Executive’s Equity Awards are granted shall contain provisions that are consistent with those set forth in this Section 8.2(c).

3.Acceleration of Vesting Based upon a Change in Control Followed By Involuntary Termination.

(a)In the event of (i) a Change in Control and (ii) a subsequent Involuntary Termination that occurs within one year following such Change in Control, then notwithstanding anything to the contrary in the applicable Plan, the vesting of all then unvested Equity Awards previously granted to Executive shall immediately vest (and in the case of RSUs and PSUs, the associated free shares shall be delivered, subject to Section 8.3(b)), provided Executive has complied with all aspects of this Agreement including the execution and non-revocation of the Release; provided that, (x) any PSUs that vest pursuant to this Section 8.3 shall be deemed earned at target level of achievement and (y) in all instances, the provisions of the RSU Plan and the PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs or PSUs granted within the one-year period prior to the Termination Date will vest hereunder (but, in such event, any unvested RSUs or PSUs will continue to vest as if Executive remained employed with Company for up to twelve (12) months following such Involuntary Termination).

(b)Executive acknowledges and agrees that any RSUs or PSUs that may become vested pursuant to the terms of Section 8.3(a) will be subject to a holding period until the second anniversary of the date of grant of the applicable Equity Award, as required by French law and the terms of the RSU Plan and the PSU Plan, as applicable, and that the free shares relating to such vested RSUs or PSUs will be definitively acquired by Executive no earlier than the expiration of the required holding period.

(c)Notwithstanding anything to the contrary in the applicable Stock Option Plan (or any successor plan thereto), Executive’s vested OSAs that become vested pursuant to Section 8.3(a) shall remain exercisable by Executive for the 12-month period following the Termination Date, but in no event later than the original expiration date of such OSA. In this connection, to the extent that this provision applies to any award of OSAs that are intended to be treated as “incentive stock options,” Executive acknowledges and agrees that any such OSAs that are affected by this Section 8.3(c) shall be treated as nonqualified OSAs.

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(d)The award agreements pursuant to which Executive’s Equity Awards are granted shall contain provisions that are consistent with those set forth in this Section 8.3.

4.Termination upon Disability. Company may terminate Executive’s employment with Company at any time following Executive’s Disability. Upon termination following Disability, Executive shall be entitled to receive her Accrued Rights and those benefits provided by Company to other officers of Company upon termination following Disability. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished upon such termination. Executive shall not be entitled to receive the Severance Benefits described in Section 8.2 above or the accelerated vesting of Equity Awards described in Section 8.3 above.

5.Termination upon Death. Executive’s employment shall terminate automatically upon Executive’s death. Upon termination as a result of Executive’s death, Executive’s estate or designated beneficiaries shall be entitled to receive Executive’s Accrued Rights. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished on the date of death. Executive’s estate and designated beneficiaries shall not be entitled to receive the Severance Benefits described in Section 8.2 above or the accelerated vesting of Equity Awards described in Section 8.3 above.

6.Voluntary Resignation by Executive. Executive may voluntarily resign from employment with Company for any reason, at any time, on thirty (30) days’ advance written notice. In the event of Executive’s resignation which is not a Resignation for Good Reason (and thus not an Involuntary Termination), Executive will be entitled to receive only her Accrued Rights. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished upon such termination. Executive shall not be entitled to receive the Severance Benefits described in Section 8.2 above or the accelerated vesting of Equity Awards described in Section
8.3 above.

1.Release and Forfeiture of Severance Benefits. The right of Executive to receive or to retain Severance Benefits pursuant to this Section 8 shall be in consideration for, and subject to, (i) execution of and delivery to Company of a general release of claims relating to Executive’s employment and service as an officer with the Group Companies in a form reasonably satisfactory to Company (the “Release”) and lapse of the period for revocation, if any, of the Release within the period of time following the Termination Date set forth in the Release without the Release having been revoked and (ii) Executive’s continued compliance with the covenants described in this Agreement and its exhibits, including those referenced in Section 11 of this Agreement (collectively, the “Covenants”). In the event that Executive breaches any of the Covenants, the Group Companies shall have the right to (a) terminate any further provision of Severance Benefits not yet paid or provided, (b) seek reimbursement from Executive for any and all such Severance Benefits previously paid or provided to Executive, (c) recover from Executive all shares of stock the vesting of which, or the option to purchase, was accelerated by reason of the Severance Benefits or Section 8.3 (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) to immediately cancel all Equity Awards the vesting of which was accelerated by reason of the Severance Benefits or Section 8.3.

2.Definitions of Certain Terms. Certain capitalized terms not otherwise defined by this Agreement shall have the following meanings:

(a)“Cause” means (i) Executive’s material breach of this Agreement or of any lawful directive of the Board; (ii) Executive’s continued failure or refusal to perform any of her

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material duties and responsibilities of her position after written notice; (iii) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Group Companies which affects the operations or reputation of any of the Group Companies; (iv) Executive’s indictment, conviction, or entering a plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty; or

(i)
Executive’s material failure to adhere to the material written policies, practices, rules or directives of Company. Notwithstanding the foregoing, “Cause” to terminate Executive’s office shall not exist unless

(a)	a written notice has first been delivered to her by Company (the “Cure Notice”), which Cure Notice
(1)specifically identifies the event(s) the Board believes constitutes Cause and (2) provides thirty (30) days from the date of such Cure Notice for her to cure such circumstances and (b) Executive has failed to timely cure such circumstances; provided that with respect to clauses (iii) and (iv) of this paragraph, Company shall not be required to deliver a Cure Notice and such termination shall be effective immediately upon the delivery of a written notice (the “Cause Termination Notice”). If (other than in the case of clauses (iii) or (iv)) Executive fails to timely cure such circumstances in accordance with the foregoing, Company may send a Cause Termination Notice to Executive, in which case her employment with Company shall thereupon be terminated for Cause.

(b)“Change in Control” means, with respect to any Equity Award, a “Change in Control” or similar term as defined by the award agreement or equity-based compensation plan of Criteo S.A. applicable to such Equity Award.

(c)“Disability” means a disability as defined by the group long-term disability insurance policy maintained by Company for the benefit of its employees. In the absence of such a policy, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 120 days.

(d)	“Involuntary Termination” means the occurrence of either
(i)termination by Company of Executive’s employment with Company for any reason other than Cause or (ii) Executive’s Resignation for Good Reason; provided, however that Involuntary Termination shall not include any termination of Executive’s employment which is (x) for Cause, (y) a result of Executive’s death or Disability, or (z) a result of Executive’s voluntary termination of employment which is not a Resignation for Good Reason. Company may terminate Executive’s employment with Company without Cause at any time on thirty (30) days’ advance written notice to Executive.

(e)“Resignation for Good Reason” means the voluntary resignation by Executive from employment with Company within ninety (90) days following the initial existence, without Executive’s express written consent, of any of the following conditions (each, a “Good Reason”):
(i) the failure by Company to pay Executive any portion of her salary or other earned compensation within ten (10) business days of the date such compensation is due; (ii) any requirement that she relocate or work at a location more than thirty five (35) miles from Company’s offices to which Executive reports to work (excluding reasonable travel requirements attendant to the performance or discharge of her duties); (iii) any material diminution of Executive’s duties, responsibilities or authorities as in effect immediately prior to the change (including for this purpose, Executive no longer being the most senior officer of Company and its parent, and excluding for this purpose, following a Change in Control, a diminishment of her responsibilities relating to Criteo S.A.’s ordinary shares no longer being publicly traded so long as Executive continues to serve in the position of Chief Executive Officer of Company and its parent following the Change in Control with substantially the same responsibility and duties with respect to the subsidiary, business unit or division substantially containing Criteo S.A.’s business following the Change in Control), or (iv) a material reduction in salary or other material breach of this

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Agreement by Company. Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) that Company believes constitutes Good Reason and (2) provides 30 days from the date of such Good Reason Notice for Company to cure such circumstances (the “Good Reason Period”) and (b) Company has failed to timely cure such circumstances. If Company fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that she is terminating her employment for Good Reason (“Good Reason Termination Notice”), in which case her employment shall thereupon be terminated for Good Reason. If any Good Reason Notice shall not have been delivered by Executive within ninety (90) days following the date that she becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice shall not have been delivered by her within thirty
(30) days following the end of the Good Reason Period, then any purported termination of her employment relating to the applicable event shall not be a termination for Good Reason hereunder and Executive will be deemed to have consented to and forever waived the Good Reason event. If Company does timely cure or remedy the Good Reason event, then Executive may either resign from employment without Good Reason or she may continue in office subject to the terms of the agreement.

9.	Golden Parachute Payments.

1.In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement or otherwise shall be payable either

(a)	in full, or

(b)in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

2.The professional firm engaged by Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by Company is serving as accountant or auditor for the acquiring company, Company will appoint a nationally recognized tax firm to make the determinations required by this Section. Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to Company and Executive as soon as

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practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon Company and Executive.

3.As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional firm described in Section 9.2, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of Section 9.1 is due (the “Additional Excise Tax”). Executive will notify Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to Executive. Company shall pay all reasonable fees, expenses and penalties of Executive relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under Section 9.1(b) to place Executive in a better after-tax position, Executive shall repay Company such amount within thirty (30) days thereof in order to effect such result.

10.No Conflict of Interest. During the term of Executive’s office with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. If the Board reasonably believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign her office or employment with any Group Company. Executive hereby represents and warrants to Company that Executive is not bound by the terms of a non-competition or any other agreement with a former employer or other third party, or any other order, judgment or decree of any kind, which would preclude Executive from being employed by Company in any capacity or which would preclude Executive from effectively performing Executive’s duties for Company. Executive further warrants that Executive has the right to make all disclosures that Executive has made or will make to

Company during the course of Executive’s office or employment by the Group Companies in any capacity.

11.Protective Covenants Agreement . Executive agrees to read, sign and abide by Company’s Protective Covenants Agreement attached as Exhibit A, which is incorporated herein by reference, within thirty (30) days of signing this Agreement.

12.Agreement to Mediate and Arbitrate. In the event a dispute arises in connection with this Agreement, Company and Executive agree to submit the dispute to non-binding mediation, with the mediator to be selected and compensated by Company. In the event a resolution is not reached through mediation, then, to the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the officer relationship between the Group Companies and Executive and any disputes upon termination of office, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of Company’s Protective Covenants Agreement, workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

Management Agreement    Page 9 of 22
1.Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

2.Arbitration Procedure. The arbitration will be conducted in New York City, New York by a single neutral arbitrator and in accordance with the then current rules for resolution of office or employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of New York, and only such power, and shall follow the law. The arbitrator may award attorneys’ fees and costs to the prevailing party. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

3.Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

13.	Successors.

1.Company’s Successors. Any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets (a “Successor”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor that becomes bound by the terms of this Agreement by operation of law.

2.Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.	Notice.

1.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that Company has on file for Executive. In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of Company.

2.Notice of Termination. Any termination by Company for Cause or by Executive pursuant to a Resignation for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 14.1 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date, consistent with the requirements of this Agreement. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of the existence

Management Agreement    Page 10 of 22
of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing her rights hereunder.

15.Compliance with Section 409A of the Code. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

1.To the extent any payments or benefits payable under this Agreement on account of Executive’s termination of office or employment constitute a deferral of compensation subject to Section 409A of the Code, no amount payable pursuant to this Agreement shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date without interest.

2.For each payment or benefit payable under this Agreement that constitutes a deferral of compensation subject to Section 409A of the Code, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall be deemed to have occurred only if a change in the ownership or effective control of Company or a change in ownership of a substantial portion of the assets of Company shall also be deemed to have occurred under Section 409A of the Code.

3.Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

4.With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the

Management Agreement    Page 11 of 22
arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

5.Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.

16.	General Provisions.

1.Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Company shall retain at all times beneficial ownership of any investments, including trust investments, which Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of Company.

2.No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking office or employment with a new company, employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that Executive may receive from office or employment by another company or employer other than as provided in Section 8.2(b).

3.Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

4.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Executive shall be solely be responsible for the timely payment of any and all other taxes that are imposed on Executive as a result of this Agreement.

5.Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties hereto that is not subject to arbitration pursuant to Section 12, the parties hereby submit to and consent to the jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York City, NY, or the federal courts of the United States for the Southern District of New York, and no other courts.

6.Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

Management Agreement    Page 12 of 22
7.Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.

8.Further Assurances. From time to time, at Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release, and to provide adequate assurance of Executive’s due performance thereunder.

9.Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.Survival. Those provisions that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

17.Entire Agreement. This Agreement and the additional benefits letter, together with the Plan and any agreement evidencing an Equity Award described in Section 5.2, the Criteo Executive Bonus Plan described in Section 5.3, and the Protective Covenants Agreement attached hereto as Exhibit A, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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Management Agreement    Page 13 of 22
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: November 22, 2019    Megan Clarken

ADDRESS

COMPANY

Dated: November 22, 2019    By:    Ryan Damon, General Counsel and Secretary

[Signature Page to Management Agreement]

Management Agreement    Page 14 of 22
EXHIBIT A
PROTECTIVE COVENANTS AGREEMENT

I, the undersigned, acknowledge the importance to Criteo Corp. (the “Company”) of protecting the confidential information of Company, its parents, subsidiaries and affiliates (such other entities, “Affiliates” collectively, the “Company and its Affiliates”) and their other legitimate interests, including without limitation the valuable confidential information and goodwill that they have developed or acquired. Therefore, in consideration of my employment with the Company, payments to be made to me by the Company and my being granted access to trade secrets and other confidential information of the Company and its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree as follows:

1)	Duties.
I will not (a) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2)	“Proprietary Information” Definition.
“Proprietary Information” includes (a) any information that is confidential or proprietary, technical or nontechnical information of the Company or its Affiliates, including for example and without limitation, information related to Innovations (as defined in Section 4 below), pricing, margins, merchandising plans and strategies, finances, financial and accounting data and information, customers, suppliers and advertisers, purchasing data, concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, sales and marketing plans, business and any other nonpublic information that has commercial value; (b) any information the Company or its Affiliates has received from others that the Company or its Affiliates is obligated to treat as confidential or proprietary, which may be made known to me by the Company or its Affiliates, a third party or that I may otherwise learn during my employment with the Company; and (c) knowledge of developments, ways of business, or similar information, which may themselves be generally known but whose use by the Company or its Affiliates is not generally known.

3)	Ownership and Nondisclosure of Proprietary Information.
All Proprietary Information is the sole property of the Company, the Company’s Affiliates, the Company’s assigns, the Company’s customers and the Company’s suppliers, as applicable. The Company, the Company’s Affiliates, the Company’s assigns, the Company’s customers and the Company’s suppliers, as applicable, are the sole and exclusive owners of all patents, copyrights, trade secrets and other rights in and to the Proprietary Information. I will not disclose any Proprietary Information to anyone outside of the Company, and I will use and disclose Proprietary Information to those inside of the Company only as may be necessary in the ordinary course of performing my duties as an employee of the Company.

4)	“Innovations” Definition in this Agreement.
“Innovations” includes all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), trademarks, service marks, trade names and trade dress, business plans and modes of doing business.

5)	Disclosure and License of Prior Innovations.
I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to the Company’s or its Affiliates’ business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with the Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to the Company and the Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with the Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without the Company’s prior written consent.

6)	Disclosure, nature and Assignment of Company Innovations.
I will promptly disclose and describe to the Company all Company Innovations. All Company Innovations are “works made for hire” within the meaning of the U.S. Copyright Act of 1976 (17
U.S.C. § 101), and as such would be solely owned by the Company. To the extent any such content cannot be designated work made for hire within the meaning of the U.S. Copyright Act, I hereby do and will assign to the Company or the Company’s designee all my right, title, and interest in and to any and all the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to the Company’s business or actual or demonstrably anticipated research, development or business; and
(b) were developed entirely on my own time; and (c) were developed without use of any of the Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for the Company.

7)	Future Innovations.
I will disclose promptly in writing to the Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by the Company as to whether or not the Innovations should be considered Company Innovations. The Company will receive any such information in confidence.

8)	Non-assignable Inventions.
Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to an Innovation which qualifies fully as a non-assignable invention under the provisions of applicable law.

9)	Cooperation in Perfecting Rights to Innovations.
I agree to perform, during and after my employment, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Innovations as provided to the Company under this Agreement. If the Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Innovations as provided under this Agreement, I hereby irrevocably designate and appoint the Company and the Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10)	Return of Materials.
At any time upon the Company’s request, and, without the Company’s request, upon the termination of my employment with the Company, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof) in my possession, custody or control, as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company provided to me at any time. Upon request, I will provide the Company with a written certification of my compliance with my obligations under this Section.

11)	Duty of Loyalty.
I understand that while I am employed by the Company, (a) I have an undivided duty of loyalty and fair dealing to the Company and will work for the best interests of the Company and not take over any of the Company’s business opportunities or prospective business opportunities for my personal gain and/or to the detriment of the Company; and (b) I will not engage in any other employment or business activity without written permission from executive management; and (c) I will not engage in any other activities that conflict with my obligations to the Company.

12)	Business Protections.

a.	Competition Restriction.
I will not, during the term of my employment and for a period of one (1) year after the termination of my employment, regardless of the reason for such termination (“the Restricted Period”), anywhere in the world that the Company or its Affiliates operates or has plans to operate at the time my employment is terminated for any reason (the “Restricted Territory”), directly or indirectly perform services for, be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, advise, contribute to, hold a security interest in, or otherwise assist or serve any business or segment of business engaged in, or preparing to engage in, the development, publishing or sale of personalized retargeted advertisements, including but not limited to Conversant, Tellapart, AdRoll, MyThings, and Sociomantic; provided, however that it shall not be a violation of this Section for me to make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended.

b.	Workforce Protection.
Because I recognize that solicitation of the Company and its Affiliates’ employees, consultants and contractors will interfere with, impair, disrupt or damage the Company’s business, I agree that during the Restricted Period, I will not, directly or indirectly, separately, or in association with others, solicit, hire, attempt to hire, or cause others to do so, or persuade or attempt to persuade any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to become employed by anyone other than the Company or its Affiliates. In addition to other remedies, including equitable remedies, that a court may impose, I acknowledge and agree that if I breach this provision of the Agreement, the Company will have to expend time, money and other resources to replace the employee(s) I have solicited. Therefore, because it is difficult, if not impossible, to adequately measure damages, for each employee I have solicited, I agree that, in the event I breach this provision, I will pay the Company six (6) months’ worth of the new total compensation of the employee, or six (6) months’ worth of the total compensation of the employee when such employee left the Company, whichever is higher.

c.	Non-solicitation and Non-Servicing of Customers.
Due to the confidential and trade secret nature of Company’s customer list and information, and the goodwill developed by the Company and its Affiliates with its customers (as defined below), I agree that during the Restricted Period, I will not, either directly or indirectly, separately or in association with others, on my own behalf, or on behalf of any other person, (1) solicit or accept from any customer business of the type performed by the Company or its Affiliates or persuade any customer to cease to do business or to reduce the amount of business which any such customer has customarily done or is reasonably expected to do with the Company or its Affiliates, or (2) render to or for any customer any services of the type rendered by the Company or its Affiliates.

As used in this Section 12, the term “customer” shall mean (1) anyone who is a customer of the Company or its Affiliates at the time my employment is terminated, or, if my employment has not terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a customer of the Company or its Affiliates at any time during the one year period immediately preceding the Determination Date or (3) any prospective customer to whom the Company or its Affiliates had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date, in each case with which or with whom I was involved as part of my service to the Company or its Affiliates (other than any such customer with which or with whom I conducted business prior to the commencement of my employment with the Company), or about which or whom I obtained Proprietary Information while employed by the Company.

13)	No Disparagement.
During my employment with Company and after the termination thereof, I will not directly or indirectly make, or cause to be made, any statement, observation or opinion that disparages or impugns the business or reputation of the Company, its Affiliates, its products, business model, services, agents or employees; provided, however, that nothing herein shall prohibit me from cooperating in an investigation by any governmental agency or testifying truthfully in any legal proceeding.

14)	Permitted Disclosures.
I understand that nothing in any agreement with the Company, including but not limited to Section 3 or 13 of this Agreement shall prohibit me from disclosing a trade secret of the Company or its Affiliates (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (3) if I file a lawsuit for retaliation based on my reporting of a suspected violation of law, to my attorney or in a related court proceeding, if I file any document containing the trade secret under seal and I do not disclose the trade secret, except pursuant to court order. Further, I understand that nothing in this Agreement shall prohibit or restrict me from making any disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, in each case, without advance notice to the Company.

15)	Survival.

This Agreement (a) shall survive my employment by the Company; (b) does not in any way restrict my right to resign or the right of the Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of the successors and assigns of the Company and therefore the Company may assign this Agreement without my consent to, including but not limited to, any of its subsidiaries or affiliates or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Company; and (d) is binding upon my heirs and legal representatives.

16)	Injunctive Relief.

I agree that if I violate, or threaten to violate, this Agreement, the Company will, by reason of such breach or threatened breach, suffer irreparable and continuing damage for which money damages are insufficient, and the Company shall be entitled to injunctive relief, without the need to post any bond, and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

17)	Notices.
Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered;
(b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, 5 business hours after confirmation of completed transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in the Company’s records or such other address as I may provide in writing. Notices to the Company shall be sent to Company’s CEO with a copy to the Company’s General Counsel or to such other address as the Company may specify in writing.

18)	Governing Law; Forum.
This Agreement shall be governed by the laws the laws of the State of New York, without giving effect to its conflict of laws principles. The Company and I each irrevocably consent to the exclusive jurisdiction of the federal and state courts located in New York County, New York, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in New York, such personal jurisdiction shall be nonexclusive. I agree that service of process may be effectuated in a manner consistent with Section 17.

19)	Reasonableness; Modification; Severability.
I acknowledge that the business of the Company and its Affiliates is and will be worldwide in scope, and that, as Chief Executive Officer, I have had significant access to the Proprietary Information of the business of the Company and its Affiliates and thus the covenants in Section 12 would be particularly ineffective if the covenants were limited to a particular geographic area. If any court of competent jurisdiction at any time deems any of the covenants set forth in Section 12 not fully enforceable, it is the intention and desire of the parties that the covenants be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (by example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for herein, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances), to the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Agreement.

20)	Waiver; Modification.

If the Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is In writing and signed by the Company. No waiver shall constitute a waiver of any other or subsequent breach by me. The failure of the Company at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the Company’s right thereafter to enforce each and every provision hereof in accordance with its terms. This Agreement may be modified only if both the Company and I consent In writing.

21)	Entire Agreement.
This Agreement, including the Employment Agreement and the Agreement to Arbitrate that I may have signed in connection with my employment by Company, represent my entire understanding with the Company with respect to the subject matter of this Agreement and supersede all previous understandings, written or oral.

*    *    *
I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Signed:     Dated:

Exhibit A

PRIOR INNOVATIONS
Check one of the following:

NO SUCH PRIOR INNOVATIONS EXIST. OR

     YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior

Innovation):

Signed:    Dated: ________________________
EXHIBIT B

4

November 22, 2019

Megan Clarken

387 Park Avenue South New York, NY 10036

Additional Benefits Letter

Dear Megan,

Subject to the obtaining of the relevant permit required under French laws and regulations, congratulations on your 3 year assignment to France. To assist you (“Executive”) with your relocation from New York, USA to Paris, France, Criteo (“Company”) will provide the following support.
RELOCATION SUPPORT

•
Relocation Allowance. Executive will be eligible to receive a relocation allowance (the “Relocation Allowance”) up to $50,000 in reimbursement for reasonable and actual, out-of-pocket expenses incurred by Executive in connection with Executive’s relocation from the United States to Paris, France, including airfare for Executive and Executive’s spouse, furniture and household goods moving expenses, incidentals and the cost of temporary housing for up to two (2) months; provided that, to obtain the Relocation Allowance, Executive must (i) promptly submit expenses with appropriate supporting documentation in accordance with Company’s policies and (ii) utilize vendors selected by Company in connection with Executive’s relocation. Any Relocation Allowance that Executive is entitled to receive shall be paid in 2020. Company may elect to pay such expenses directly to the applicable providers.

•
Tax Assistance. Company shall provide Executive with reasonable tax assistance services for Executive’s tax year in which Executive’s employment with Company starts, and for each tax year thereafter during the term of Executive’s employment with Company (including Executive’s tax year in which termination of Executive’s employment occurs).

•
Immigration Assistance. Company shall provide Executive with reasonable immigration assistance services for Executive and Executive’s spouse in connection with Executive’s relocation from the United States to Paris, France.

•
Home Country Airfare. Company shall pay Executive the cost of airfare for Executive and Executive’s spouse for up to three (3) visits to Executive’s home country per calendar year during the term of Executive’s employment with Company.

•
Housing Allowance. Company shall pay Executive a monthly housing allowance equal to $5,000 per month (or the equivalent amount in Euros) (net after required deductions for state and federal withholding tax, social security, social contributions, and all other applicable taxes and authorized payroll deduction) for the period commencing immediately upon the Executive obtaining housing in Paris, France, and ending on the third anniversary of such date (or, if earlier, in the month during which the Termination Date occurs). For purposes of the netting calculation described in the preceding sentence, “required deductions” will be calculated at the highest marginal tax (and other withholding) rates, regardless of the actual withholding rates used.

387 Park Ave South, 12th Floor New York, NY 10016 Tel 646.410.0400

TERMINATION

In the event of an « Involuntary Termination » under Section 8.2 of the Criteo Corp. management agreement executed between you and Company dated November 22, 2019 (the “Management Agreement”), subject to

Section 8.7 of the Management Agreement, you will be entitled to the repatriation allowance (“Repatriation Allowance”) and continued healthcare set forth below:

•
Repatriation Allowance: Executive’s Repatriation Allowance will be up to $50,000 in reimbursement for reasonable and actual, out-of-pocket expenses incurred by Executive in connection with Executive’s relocation from Paris, France back to Executive’s home country, including airfare for Executive and Executive’s spouse, and furniture and household goods moving expenses; provided that, to obtain the Repatriation Allowance, Executive must (x) promptly submit expenses with appropriate supporting documentation in accordance with Company’s policies and (y) utilize vendors selected by Company in connection with Executive’s repatriation. Company may elect to pay such expenses directly to the applicable providers. Any Repatriation Allowance, which may be paid in increments, that Executive is entitled to receive shall be paid within 30 days of submission of proper invoices by Executive, but no later than March 15th of the calendar year immediately following the year in which the Termination Date (as defined in the Management Agreement) occurs. In the event of termination under Section 8.4 or 8.5 of the Management Agreement, you will continue to be entitled to the benefits of the Tax Assistance benefits set forth above, and the Housing Allowance benefits set forth above (until the end of the second calendar month following such termination), and the above Repatriation Allowance.

•
Continued Healthcare. Executive shall receive, on the sixtieth (60th) day following the Termination Date (as defined in the Management Agreement), a lump sum cash amount (less all applicable withholdings) equal to, if applicable, the cost of premiums for medical, dental, life insurance and disability insurance in France for Executive and Executive’s covered dependents that provides coverage substantially similar to the coverage provided under the medical, dental, life insurance and disability insurance provided to Executive by Company as of immediately prior to the Termination Date (as defined in the Management Agreement), in each case, for the period commencing on the first day of the month immediately following the Termination Date and ending on earlier of (x) the first anniversary of the Termination Date and (y) the first date on which Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another company’s or employer’s plan(s).

COMPENSATION AND OTHER TERMS

The Management Agreement, together with this letter, will continue to govern Executive’s employment with Criteo Corp., which terms remain unchanged (including the compensation referred to in Section 5 thereof), unless otherwise provided herein.

Your sincerely,

[Signature page follows]

CRITEO CORP.

By:

Ryan Damon

General Counsel and Secretary

EXECUTIVE

By:

Megan Clarken

387 Park Ave South, 12th Floor New York, NY 10016 Tel 646.410.0400
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